  Exhibit 99.1

ENGlobal Corporation Announces Profitable Q2 2020;
Revenues Up 31 Percent vs. Q2 2019

-- Conference Call To Discuss Results at 9:00 am EDT Today --

HOUSTON, August 6, 2020 -- ENGlobal Corporation (NASDAQ:ENG), a leading provider of engineered modular solutions, today announced that, for the second quarter ended June 27, 2020, it achieved net income of $68,000, or $.00 per share, compared to a net loss of $517,000, or $(.02) per share, in the second quarter ended June 29, 2019.

In the second quarter of 2020, ENGlobal achieved revenue of $17,882,000, a 31 percent improvement on revenue of $13,621,000 recorded in Q2 2019. This gain was due to a $3.3 million, or 41 percent, increase in revenue from the company’s Automation segment, and a $1.0 million, or 17 percent, increase in revenue from its Engineering, Procurement and Construction Management (EPCM) segment.

ENGlobal’s improved bottom line performance compared with Q2 2019 was largely due to the company’s increased quarterly revenue, a 2.1 percentage point gain in gross profit margin by the Automation segment - to 16.1 percent from 14.0 percent - and a $136,000 decrease in SG&A expenses compared with the year-ago quarter.

For the six months ended June 27, 2020, ENGlobal achieved net income of $1,169,000, or $.04 per share, compared with a net loss of $1,491,000, or $(.05) per share, in the first six months ended June 29, 2019.

Six-month 2020 revenue was $37,142,000, a 44 percent improvement on revenue of $25,784,000 recorded in the first half of 2019. This gain was due to a $10.9 million, or 75 percent, increase in revenue from the company’s Automation segment and a $0.5 million, or 4 percent, increase in revenue from its EPCM segment compared with the first half of 2019. ENGlobal’s improved six-month bottom line performance was the result of the company’s increased revenue, a 6.6 percentage point gain in gross profit margin by the Automation segment - to 18.9 percent from 12.3 percent - and a $308,000 decrease in SG&A expenses compared with the same period a year ago.

"We’re proud to again report profitable results, given the many challenges of operating during the pandemic and extremely difficult energy industry conditions,” said ENGlobal CEO William A. Coskey, P.E. "Not only did our company achieve its third consecutive quarterly profit, but also we grew revenue strongly in the second quarter and first half of 2020.”

The CEO continued, “ENGlobal is fortunate to operate in several fairly resilient areas, in particular our work on modular engineered process plants, which are now mainly directed toward renewable fuels and the hydrogen economy. Both of these areas are driven by attractive low carbon fuel initiatives, and are not totally dependent on oil and gas economics. We estimate the total value of our potential opportunities in this sector, including projects we are actively bidding on, now exceeds $500 million. We won’t of course win all of these jobs, but as the green energy market continues to expand, we’re optimistic that we’ll win our fair share of them.

“Another resilient area for us is our modular automation business, where we supply highly technical electronic control and process analytical systems on a full service basis. This area of our business is typically driven by environmental compliance requirements as well as our customers’ need to replace obsolete, computer-based equipment.

“Finally, we are very proud of our Government group’s long-term support of the U.S. military, as we install, upgrade and maintain fueling systems at installations around the world. This business has historically been another consistent area for ENGlobal.

“Even in the midst of the COVID-19 pandemic and difficult conditions in the energy industry, we believe that ENGlobal still has significant growth opportunities with drivers outside of our historical oil & gas work, and these could potentially exceed the level of business we have performed in recent years.

“While our backlog has not been materially impacted by COVID in terms of project cancellations, many of our projects have been impacted by quarantine orders, travel restrictions and work site closures. COVID has affected our ability to make business development contacts with customers and it has also delayed their project award decisions. As a result, our backlog has declined by 29 percent from $59.2 million as of December 28, 2019 to $42.0 million as of June 27, 2020.”

ENGlobal CFO Mark Hess stated, “Our mission is to capitalize on these potential areas of growth in order to grow backlog. While we believe our backlog is sufficient to keep a significant portion of our workforce productive for the balance of 2020, replacing our backlog will be one key factor in our future profitability and the extent to which this will occur may be affected by future delays and pandemic-related developments, most of which cannot be predicted at this time.”

Mr. Hess continued, “As a result of these uncertainties and as a precaution to provide additional future liquidity, ENGlobal entered into a Revolving Credit Facility with California-based Pacific Western Bank on May 21, 2020 for an aggregate amount of up to $6.0 million. We believe that unused availability under this credit facility, which was $2.1 million at the end of June, together with our cash and other components of working capital, which includes the funds provided by our previously disclosed $4.9 million PPP loan, will provide us with enough liquidity to fund our current operations.”

The following is a summary of the income statements for the three- and six-months periods ended June 27, 2020 and June 29, 2019:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenue	$17,882	$13,621	$37,142	$25,784
Gross profit	2,453	1,942	5,713	3,280
Selling, general and administrative expenses	2,314	2,450	4,447	4,755
Operating profit (loss)	139	(508)	1,266	(1,475)
Net income (loss)	68	(517)	1,169	(1,491)

The following table illustrates the composition of the company's revenue and profitability for its operations for the three- and six-months periods ended June 27, 2020 and June 29, 2019:

	Three Months Ended				Three Months Ended
(amounts in thousands)	June 27, 2020				June 29, 2019
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$6,632	37.1%	9.7%	0.5%	$5,659	41.5%	14.6%	4.2%
Automation	11,250	62.9%	16.1%	12.8%	7,962	58.5%	14.0%	9.1%
Consolidated	17,882	100.0%	13.7%	0.8%	13,621	100.0%	14.3%	(3.7)%

	Six Months Ended				Six Months Ended
(amounts in thousands)	June 27, 2020				June 29, 2019
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$11,755	31.6%	7.9%	(3.0)%	$11,292	43.8%	13.3%	2.9%
Automation	25,387	68.4%	18.9%	16.1%	14,492	56.2%	12.3%	6.6%
Consolidated	37,142	100.0%	15.4%	3.4%	25,784	100.0%	12.7%	(5.7)%

The following table presents certain balance sheet items as of June 27, 2020 and December 28, 2019:

(amounts in thousands)	As of June 27, 2020	As of December 28, 2019
Cash and cash equivalents	$14,401	$8,307
Working capital	16,066	11,289

For further information on ENGlobal's second quarter 2020 financial results, please refer to its Form 10-Q filing on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

Conference Call

Management will host a conference call today at 9:00am EDT to discuss the company's Q2 2020 financial results, provide updates on contract awards, and provide outlook for 2020.

To participate in the conference call, please dial (Toll Free) 844-602-0380 domestically or 862-298-0970 internationally, approximately ten minutes before the beginning of the call. The conference call will also be broadcast live over the Internet and can be accessed at:
https://www.webcaster4.com/Webcast/Page/2272/36020

You may also access the teleconference replay by dialing (Toll Free) 877-481-4010 domestically or 919-882-2331 internationally, referencing conference ID 36020. This replay will be available shortly after the completion of the live event through 9:00am EDT on August 13, 2020. You may also access the replay by visiting the company's web site at https://www.englobal.com/investors/events-and-presentations/

About ENGlobal

ENGlobal (ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within ENGlobal's Automation segment, ENGlobal Government Services, Inc. provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on the company's current expectations and assumptions regarding the company's business, the economy and other future conditions, and are subject to risks and uncertainties. Generally, the words "anticipate," "believe," "estimate," "expect," "may" and similar expressions, identify forward-looking statements, which generally are not historical in nature. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially from the results described in the forward-looking statements due to the risks and uncertainties, including, among other things, (1) the impact of the COVID-19 pandemic and of the actions taken by governmental authorities, individuals and companies in response to the pandemic on the company's business, financial condition, and results of operations, including on the company's revenues and profitability; (2) the effect of economic downturns and the volatility and level of oil and natural gas prices, including the severe disruptions in the worldwide economy, including the global demand for oil and natural gas, resulting from the COVID-19 pandemic; (3) the company's ability to realize revenue projected in the company's backlog and the company's ability to collect accounts receivable and process accounts payable in a timely manner; (4) the company's ability to increase the company's backlog, revenue and profitability; (5) the company's ability to realize project awards or contracts on the company's pending proposals, and the timing, scope and amount of any related awards or contracts; (6) the company's ability to retain existing customers and attract new customers; (7) the company's ability to attract and retain key professional personnel (8) the company's ability to obtain additional financing when needed; (9) the company's dependence on one or a few customers; (10) the risks of internal system failures of the company's information technology systems, whether caused by the company, third-party service providers, intruders or hackers, computer viruses, malicious code, cyber-attacks, phishing and other cyber security problems, natural disasters, power shortages or terrorist attacks; (11) the uncertainties related to the U.S. Government's budgetary process and their effects on the company's long-term U.S. Government contracts; (12) the risk of unexpected liability claims or poor safety performance; (13) the company's reliance on third-party subcontractors and equipment manufacturers; (14) the company's ability to satisfy the continued listing standards of NASDAQ with respect to the company's common stock or to cure any continued listing standard deficiency with respect thereto; and (15) the effect of changes in laws and regulations, including U.S. tax laws, with which the company must comply and the associated cost of compliance with such laws and regulations. For additional information regarding known material factors that could cause the company's actual results to differ from the company's projected results, please see ENGlobal's filings with the Securities and Exchange Commission, including the company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com

Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com

ENGlobal Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Operating revenues	$17,882	$13,621	$37,142	$25,784
Operating costs	15,429	11,679	31,429	22,504
Gross profit	2,453	1,942	5,713	3,280

Selling, general and administrative expenses	2,314	2,450	4,447	4,755
Operating profit (loss)	139	(508)	1,266	(1,475)

Other income (expense):
Other income, net	1	26	2	41
Interest expense, net	(36)	(4)	(41)	(6)
Income (loss) from operations before income taxes	104	(486)	1,227	(1,440)

Provision for federal and state income taxes	36	31	58	51

Net income (loss)	68	(517)	1,169	(1,491)

Basic and diluted income (loss) per common share:	$0.00	$(0.02)	$0.04	$(0.05)

Basic and diluted weighted average shares used in computing income (loss) per share:	27,413	27,408	27,413	27,420

ENGlobal Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands, except share amounts)

	June 27, 2020	December 28, 2019
ASSETS
Current Assets:
Cash	$14,401	$8,307
Trade receivables, net of allowances of $270 and $236	9,866	11,435
Prepaid expenses and other current assets	391	889
Contract assets	5,118	3,862
Total Current Assets	29,776	24,493
Property and equipment, net	1,192	1,033
Goodwill	720	720
Other assets
Right of use asset	2,367	2,133
Deposits and other assets	461	307
Total Other Assets	2,828	2,440
Total Assets	$34,516	$28,686

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,095	$3,261
Accrued compensation and benefits	3,760	2,783
Current portion of leases	1,605	1,041
Contract liabilities	2,329	5,438
Current portion of note	2,212	—
Other current liabilities	709	681
Total Current Liabilities	13,710	13,204
Long-term debt	4,158	—
Long-term leases	1,323	1,458
Total Liabilities	19,191	14,662
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 27,413,626 shares issued and outstanding at June 27, 2020 and December 28, 2019	27	27
Additional paid-in capital	37,066	36,934
Accumulated deficit	(21,768)	(22,937)
Total Stockholders’ Equity	15,325	14,024
Total Liabilities and Stockholders’ Equity	$34,516	$28,686

ENGlobal Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(amounts in thousands)

	For the Six Months Ended
	June 27, 2020	June 29, 2019
Cash Flows from Operating Activities:
Net income (loss)	$1,169	$(1,491)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	205	177
Share-based compensation expense	132	32
Changes in current assets and liabilities:
Trade accounts receivable	1,569	2,022
Contract assets	(1,256)	985
Prepaids and other current assets	344	492
Accounts payable	(166)	(16)
Accrued compensation and benefits	977	192
Contract liabilities	(3,109)	2,046
Income taxes payable	219	(430)
Other current liabilities, net	(192)	(44)
Net cash provided by (used in) operating activities	$(108)	$3,965

Cash Flows from Investing Activities:
Proceeds from notes receivable	—	5
Property and equipment acquired	(126)	(72)
Net cash used in investing activities	$(126)	$(67)

Cash Flows from Financing Activities:
Purchase of common stock	—	(61)
Proceeds from PPP loan	4,925	—
Proceeds from revolving credit facility	1,445	—
Payments on finance leases	(42)	(1)
Net cash provided by (used in) financing activities	$6,328	$(62)
Net change in cash	6,094	3,836
Cash at beginning of period	8,307	6,060
Cash at end of period	$14,401	$9,896

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$12	$9
Right of use assets obtained in exchange for new operating lease liability	$1,182	$2,619
Cash paid during the period for income taxes (net of refunds)	$86	$—
Debt issuance costs	$131	$—